Exhibit 99


                              FOSTER WHEELER SELLS
                             MT. CARMEL POWER PLANT

           HAMILTON, BERMUDA, December 6, 2001--Foster Wheeler Ltd. (NYSE: FWC) today announced that it has sold its power-generation plant in Mt. Carmel, Pennsylvania, to an undisclosed purchaser. Consideration for the transaction was approximately $40 million, which includes $30 million in assumption of debt.
           "This is an important transaction for Foster Wheeler as we continue our previously announced intention to monetize our power-generating assets so that we can concentrate on our core businesses," said Gilles A. Renaud, Foster Wheeler's senior vice president and CFO. "Although we will take an after-tax charge in the fourth quarter this year of approximately $22 million for this transaction, the sale will reduce the company's net debt position by approximately $40 million. Also, the cash derived from this sale represents a significant improvement over the expected future cash flows that would have been generated by the plant without this transaction."
           The power-generating plant is an anthracite culm-fired atmospheric circulating fluidized-bed cogeneration facility, which has been in operation since 1990. The facility produces about 44 MW of power, which is sold to the Pennsylvania Power and Light Company. In addition, the plant supplies up to 30 million Btu per hour of thermal energy to an adjacent commercial greenhouse. The facility is in the culm-rich area of Pennsylvania, which provides a significant supply of this fuel. In addition, it has the ability to burn either propane or natural gas.

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Note to Editors:

Foster Wheeler Ltd. is a global company offering, through its subsidiaries, a broad range of design, engineering, construction, manufacturing, project development and management, research, plant operation and environmental services. The corporation is based in Hamilton, Bermuda, and its operational headquarters are in Clinton, N.J. For more information about Foster Wheeler, visit our World-Wide Web site at www.fwc.com.

Media Contacts Only:  Alastair Davie 908-730-4444